Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “SILK ROAD MEDICAL, INC.”, FILED IN THIS OFFICE ON THE TWENTY-FIRST DAY OF JUNE, A.D. 2023, AT 6:34 O`CLOCK P.M.

4319923 8100	Authentication: 203598752
SR# 20232820521	Date: 06-22-23
You may verify this certificate online at corp.delaware.gov/authver.shtml

CERTIFICATE OF AMENDMENT TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

SILK ROAD MEDICAL, INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware

Silk Road Medical, Inc. (hereinafter called the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

l.    The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by replacing Section 8.1 of Article VIII so that it would state in its entirety as follows:

"8.1 Limitation of Personal Liability. To the fullest extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, a director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended."

2.  The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by replacing the final paragraph of Section 8.2 of Article VIII so that it would state in its entirety as follows:

"Any repeal or amendment of this Article VIII by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate of Incorporation inconsistent with this Article VIII will, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to further limit or eliminate the liability of directors or officers) and shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to acts or omissions occurring prior to such repeal or amendment or adoption of such inconsistent provision."

3.  The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to Amended and Restated Certificate of  Incorporation to be executed this 21st day of June, 2023, in its name and on its behalf by its Executive Vice President, Chief Legal Officer and Secretary, pursuant to Section 103 of the General Corporation Law of the State of Delaware.

SILK ROAD MEDICAL, INC.

By: /s/ Kevin M. Klemz
Name: Kevin M. Klemz
Title: Executive Vice President, Chief Legal Officer and Secretary

State of Delaware
Secretary of State
Division of Corporations
Delivered 06:34 PM 06/21/2023
FILED 06:34 PM 06121/2023
SR 20232820521 - File Number 4319923